Exhibit (a)(1)(D)

Offer to Purchase
for Not More Than $2,500,000,000 in Cash
up to 86,206,896 Shares of its Common Stock
at a Purchase Price Not Greater Than $31.00
Nor Less Than $29.00 Per Share
by
FIDELITY NATIONAL INFORMATION SERVICES, INC.

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 3, 2010 UNLESS FIS EXTENDS THE TENDER OFFER (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

July 6, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Fidelity National Information Services, Inc., a Georgia corporation (“FIS” or the “Company”), to act as dealer managers (“Dealer Managers”) in connection with the Company’s offer to purchase for not more than $2,500,000,000 in cash, up to 86,206,896 shares of its common stock, par value $0.01 per share (the “Shares”), at a price not greater than $31.00 nor less than $29.00 per share, net to the seller in cash, without interest and subject to applicable withholding taxes. The terms and conditions of the offer are set forth in the offer to purchase (“Offer to Purchase”), dated July 6, 2010, and the letter of transmittal (“Letter of Transmittal”), which together (and as each may be amended or supplemented from time to time) constitute the “Tender Offer.”

FIS will, upon the terms and subject to the conditions of the Tender Offer, determine a single per Share price, not greater than $31.00 nor less than $29.00 per Share (the “Purchase Price”), that FIS will pay for Shares properly tendered and not properly withdrawn pursuant to the terms of the Tender Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. FIS will select the lowest Purchase Price that will allow FIS to purchase the maximum number of Shares properly tendered in the Tender Offer and not properly withdrawn having an aggregate purchase price not exceeding $2,500,000,000, at prices not greater than $31.00 nor less than $29.00 per share, under the Tender Offer. If FIS is unable to obtain financing on terms acceptable to it, FIS may, without limiting its ability to rely on any of the terms and conditions of the Tender Offer described in the Offer to Purchase (including amending, extending or terminating the Tender Offer), reduce the maximum aggregate purchase price in the Tender Offer and correspondingly reduce the aggregate number of Shares to be purchased in the Tender Offer.

All Shares properly tendered before the Expiration Time at prices equal to or below the Purchase Price and not validly withdrawn will be purchased by FIS at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Tender Offer, including the proration and “odd lot” priority provisions thereof. See Section 1 of the Offer to Purchase. Shares tendered at prices in excess of the Purchase Price and Shares that FIS does not accept for purchase because of proration will be returned at FIS’s expense to the shareholders that tendered such Shares, as promptly as practicable after the Expiration Time.

If, at the Expiration Time, the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $2,500,000,000 (or such lesser number of Shares as FIS may elect to purchase, subject to applicable law), and not properly withdrawn, FIS will buy Shares:

•	first, from all holders of “odd lots” (holders of less than 100 Shares) who properly tender all their Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time; and

•	second, on a pro rata basis from all other shareholders who properly tender Shares at or below the Purchase Price (including those shareholders who hold their Shares through 401(k) Plans (as defined in the Offer to Purchase) and any option holders electing to conditionally exercise their options, as described in the Offer to Purchase).

The Tender Offer is not conditioned on any minimum number of Shares being tendered. The Tender Offer is, however, subject to a number of other conditions, including completion of sufficient financing to fund the Tender Offer. See Section 6 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated July 6, 2010;

2. Letter to Clients, which you may send to your clients for whom you hold Shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the Tender Offer;

3. Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Form W-9, and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Form W-9; and

4. Notice of Guaranteed Delivery, to be used to accept the Tender Offer in the event that you are unable to deliver the Share certificates, together with all other required documents, to the Depositary before the Expiration Time, or if the procedure for book-entry transfer cannot be completed before the Expiration Time.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 3, 2010, UNLESS FIS EXTENDS THE TENDER OFFER.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of Shares under the Tender Offer other than fees paid to us, the Information Agent (as specified below) and the trustees for the Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan, the Metavante Retirement Program and the NYCE Corporation Employee’s Tax Deferred Savings Plan, as described in the Offer to Purchase. FIS will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. FIS will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares pursuant to the Tender Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal. See Instruction 9 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of any of FIS, the depositary, or the information agent for purposes of the Tender Offer.

For Shares to be properly tendered pursuant to the Tender Offer, the Depositary must timely receive (1) the Share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or an “Agent’s Message” (as defined in the Offer to Purchase) and any other documents required pursuant to the Tender Offer, or (2) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the Offer to Purchase and Letter of Transmittal.

Shareholders (a) whose Share certificates are not immediately available or who will be unable to deliver to the Depositary the certificate(s) for the Shares being tendered and all other required documents before the Expiration Time, or (b) who cannot complete the procedures for book-entry transfer before the Expiration Time, must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

The Board of Directors of FIS has approved the Tender Offer. However, neither FIS, its Board of Directors, the Dealer Managers, the Depositary, nor the Information Agent has made or is making any recommendation to shareholders as to whether to tender or refrain from tendering their Shares for purchase, or as to the price at which shareholders should choose to tender their Shares. Shareholders must make their own decisions as to whether to tender their Shares and, if so, how many Shares to tender and the price at which they should tender such Shares. The directors and executive officers of FIS are entitled to participate in the Tender Offer on the same basis as all other shareholders, and certain of FIS’ directors and executive officers have advised FIS that they may tender Shares in the Tender Offer.

Please address any inquiries you may have with respect to the Tender Offer to us, to the Information Agent, Georgeson Inc., at our addresses and telephone numbers as set forth on the back cover page of the Offer to Purchase.

You may obtain additional copies of the enclosed material from the Information Agent by calling (212) 440-9800.

Capitalized terms used but not defined herein have the meanings assigned to them in the Offer to Purchase and the Letter of Transmittal.

Very truly yours,

GOLDMAN, SACHS & CO., Lead Dealer Manager,

J.P. MORGAN SECURITIES INC., Co-Dealer Manager

and

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED, Co-Dealer Manager

Enclosures.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF FIS, THE INFORMATION AGENT, THE DEALER MANAGERS, THE TRUSTEE FOR ANY FIS EMPLOYEE PLAN, OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.